Exhibit 99.1

Minim to Begin Trading on NASDAQ

MANCHESTER, NH (June 30, 2021) — Minim, Inc. (OTCQB: MINM), the creator of innovative internet access products under the globally-recognized Motorola brand, announced the Company’s common stock has been approved for listing on The Nasdaq Capital Market (the “Nasdaq”). Trading of Minim’s shares on the Nasdaq is expected to begin at the market open on July 7, 2021 under the same symbol “MINM”.

“Listing on The Nasdaq Capital Market represents another important milestone in Minim’s development, as we continue to experience rapid growth and margin expansion by delivering on our strategic, software-driven playbook,” said Gray Chynoweth, Minim CEO. “We believe this Nasdaq listing will enhance shareholder value through improved visibility and increased trading liquidity.”

For more information about Minim Investor Relations and to sign up for email notifications, visit ir.minim.com.

About Minim

Minim, Inc. (OTCQB: MINM) is the creator of innovative internet access products that dependably connect people to the information they need and the people they love. Headquartered in Manchester, NH, the company delivers smart software-driven communications products under the globally recognized Motorola brand and ZOOM® trademark. Minim end users benefit from a personalized and secure WiFi experience, leading to happy and safe homes where things just work. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Michele Clarke at (203) 912-0560 or michele.clarke@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the merger; the potential increase in tariffs on the company’s imports; potential difficulties and supply interruptions from moving the manufacturing of most of the company’s products to Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.